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Exhibit 5.1

August 3, 2015

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York, 12110

Re:
Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 7,886,598 shares of common stock, par value $0.01 per share (the "Common Stock"), of Plug Power Inc., a Delaware corporation (the "Company"), to be sold by the selling stockholder listed in the Registration Statement under "Selling Stockholder" (the "Selling Stockholder"), consisting of (i) 4,781,250 shares of Common Stock (the "Closing Price Shares") issued to the Selling Stockholder by the Company and (ii) 3,105,348 shares of Common Stock (the "True-Up Shares") potentially issuable to the Selling Stockholder, in each case pursuant to the Share Purchase Agreement entered into by the Company, the Selling Stockholder and the Company's wholly-owned subsidiary, Hypulsion U.S. Holding, Inc., on July 24, 2015. The Registration Statement provides that the Shares may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

        The opinions set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

        Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that (i) the Closing Price Shares have been validly issued and are fully paid and nonassessable and (ii) the True-Up Shares, assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the True-Up Shares are issued, will be validly issued, fully paid and nonassessable.

        This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 The Business Lawyer 831 (May 1998).

        We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/Goodwin Procter LLP
GOODWIN PROCTER LLP

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  Exhibit 5.1